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Angionetics Inc.

Tel: (858) 414.1477

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ANGIONETICS TO PRESENT AT TWO SAN FRANCISCO-BASED HEALTHCARE

CONFERENCES: THE BIOTECH SHOWCASE 2017 AND THE

10TH ANNUAL ONEMED FORUM

SAN DIEGO, CA – January 3, 2017– Angionetics Inc., a wholly-owned subsidiary of Taxus Cardium Pharmaceuticals Group Inc. (Trading Symbol: CRXM), focused on the Phase 3 clinical development of Generx [Ad5FGF-4] angiogenic cardiovascular gene therapy, today announced that Mr. Christopher J. Reinhard, its Chief Executive Officer, will be presenting at two San Francisco-based healthcare conferences as follows: (1) the OneMed Forum on Monday January 9, at 12:00 Noon PT at Elks Club, located at 450 Post Street; and (2) the Biotech Showcase 2017 Conference on Monday, January 9, 2017 at 4:15 PT at the Hilton San Francisco Union Square.  Copies of the presentation are available on the Angionetics’ website at www.angionetics.com.

About Angionetics

Angionetics is a biotechnology company, recently-formed by Taxus Cardium, that has been designed to effect an asset “value unlock” of its undervalued technology platforms.  As Angionetics advances forward with its plan to operate as a company independent of Taxus Cardium, it will focus on the clinical and commercial development of angiogenic, gene- based bio-therapeutics for the treatment of the almost 1.8 million patients in the U.S. who have late-stage coronary artery disease and refractory angina, as well as other medical conditions due to myocardial ischemia. Angionetics’ Generx regulatory dossier on file with the FDA represents one of the most extensive and advanced DNA-based clinical data platforms ever compiled, positioning Angionetics as the world’s leader in the field of cardiovascular angiogenic gene therapy.

About the Phase 3 Generx Product Candidate

Generx® (Ad5FGF-4) is a first in class, disease altering, one-time administered, late-stage clinical product candidate initially for the treatment of patients with myocardial ischemia and refractory angina due to coronary artery disease.  Generx® has been biologically engineered to enhance blood flow (perfusion) in ischemic regions of the heart by leveraging cardiac plasticity to promote the natural formation and growth of microvascular coronary structures (collateral vessels). This is achieved by stimulating and augmenting the heart’s innate natural capacity to modulate the enlargement of pre-existing collateral arterioles (arteriogenesis), and to form new capillary vessels (angiogenesis) in select ischemic regions downstream from large coronary arteries.

Generx is biologically engineered using an E1-region deleted, replication deficient adenovirus serotype 5 vector to deliver the 621 base pair gene encoding human fibroblast growth factor-4 (FGF-4) under the control of a modified cytomegalovirus (CMV) promoter. The Generx FGF-4 transgene has been engineered to include a signal peptide, which enables effective secretion from cells that express the protein (such as cardiac myocytes). The Company’s preclinical studies have shown that therapeutic efficacy is significantly increased by the presence of such a signal sequence in the growth factor DNA construct. Generx is administered by an interventional cardiologist into the coronary arteries under transient ischemic conditions through the use of a standard balloon catheter. Generx is distributed into the microvascular pathways of the heart, and transfects cardiac cells by binding to cell surface coxsackievirus-adenovirus receptors (CAR). CAR receptors are found throughout the heart, and our research indicates that the binding of Generx to CAR receptors is enhanced by the induction of transient ischemia and the use of agents like nitroglycerin to boost cell permeability during administration. The CMV promoter is capable of driving high levels of transgene protein expression in transfected cells for up to 3 weeks. This short-term expression is ideal for tissue regeneration clinical applications requiring generation of new biological structures, including promotion of new vessel growth in the heart.

The angiogenic biological process driven by the Generx® product candidate is referred to as “medical revascularization,” in contrast to the classic “mechanical revascularization” procedures that include coronary artery bypass surgery (CABG), and percutaneous coronary intervention (PCI) involving angioplasty and stents.  Generx® therapy is initially intended to broaden and enhance the spectrum of care for patients with myocardial ischemia-driven refractory angina, who are unresponsive to optimal medical therapy, have low angiographic risk and thus, based on a large number of independent clinical studies (COURAGE, BARI 2D, STICH and PROMISE), are unlikely to receive any prophylactic benefit from early mechanical revascularization.  It is estimated that up to 1.8 Million Americans have refractory angina.  Every year approximately 50,000 to 100,000 new patients are diagnosed with refractory angina.

On September 12, 2016, Angionetics announced clearance from U.S. FDA to conduct a Phase 3 study of Generx in patients with refractory angina due to myocardial ischemia. The new U.S.-focused AFFIRM clinical study protocol, as cleared by the FDA, incorporates important research innovations that include: (1) enhanced cardiac delivery procedures utilizing standard balloon catheters, supported by research showing that transient ischemia may enhance gene transfer to heart cells; and (2) a more comprehensively characterized target patient population based on Ad5FGF-4 responder data from the four prior FDA-cleared clinical studies. The study patient population includes patients with refractory angina and documented clinical evidence of myocardial ischemia within the past 6 months. Patients must have clinically significant limitation of physical activity due to angina (CCS Class 3 or 4) and angina-limited baseline exercise treadmill test (ETT) duration of 3-7 min. The primary efficacy endpoint is improvement in ETT duration at 6 months in Generx®-treated patients compared to a placebo control group. Secondary efficacy endpoints include change in CCS angina class, change in weekly angina frequency and nitroglycerin usage, and change in quality of life, assessed using the Seattle Angina Questionnaire (SAQ).

In addition to refractory angina, Angionetics further plans to conduct a Phase 2 study in patients with Cardiac Syndrome X (CSX), a condition characterized by chronic exertional angina without evidence of large vessel disease. It is known that 20% to 30% of patients who undergo coronary angiography due to ongoing exertional angina do not have obstructive large vessel disease. Patients with CSX are therefore presumed to have coronary disease that is diffuse and/or affects smaller vessels within the heart. CSX is therefore sometimes referred to as “microvascular angina”. CSX affects approximately 200,000 patients in the U.S. and is more prevalent in women. CSX cannot be addressed using traditional approaches such as CABG or PCI, and represents an additional patient population that may benefit from Generx angiogenic gene therapy.

Our Generx® [Ad5FGF-4] bio-therapeutic product candidate has been developed over the past decade by researchers, clinicians and physicians at Angionetics and its predecessor companies, Collateral Therapeutics, Schering AG (now Bayer Healthcare) and Cardium Therapeutics. Our highly experienced management team has been responsible for advancing Ad5FGF-4 from preclinical research, into late stage clinical development based on a wide array of innovations, clinical research discoveries and commercial insights. Over $250 million has been invested by Angionetics and its predecessor companies to advance Generx® into late-stage clinical study.

Cautionary Note Regarding Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that we can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; or blocked by third party proprietary rights or other means; that we will be able to adequately fund ongoing operations; that Angionetics will receive an adequate level of funding to successfully develop and commercialize Generx, and other risks and uncertainties that could impact our operations.  We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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